Exhibit 99.1

4650 S. W. Macadam Ave. Suite 400	CONTACT:	Dwight Weber (503) 946-4855
Portland, OR 97239
Telephone (503) 946-4800 Web Site: http://www.precast.com

PRECISION CASTPARTS CORP. DRIVES FURTHER OPERATIONAL

PERFORMANCE IMPROVEMENT IN THE FIRST QUARTER OF FISCAL

2010

First Quarter Highlights (from Continuing Operations)

•	Record consolidated segment operating income margin of 26.8%

•	EPS from continuing operations of $1.70 (diluted)

•	Total cash of $632 million and debt of $306 million after pension contributions of ~$190 million

PORTLAND, Oregon – July 21, 2009 – Precision Castparts Corp. (NYSE:PCP) drove operating margins to record levels in the first quarter of fiscal 2010, overcoming the challenges of lower volume in an extremely volatile aerospace destocking environment and soft demand in general industrial end markets.

First Quarter Fiscal 2010 Financial Highlights

Total sales in the first quarter of fiscal 2010 were $1.4 billion, compared to sales of $1.8 billion a year ago. Of that year-over-year sales decline, a total of approximately $157 million was due to foreign exchange (~$60 million), material pass-through (~$37 million), and lower selling prices of external alloys at Special Metals (~$60 million). Exclusive of the factors discussed above, lower aerospace sales accounted for approximately $125 million of additional year-over-year sales decline, or approximately 15 percent.

Consolidated segment operating income was $369.7 million, or 26.8 percent of sales in the first quarter of fiscal 2010, compared to $421.8 million, or 23.3 percent of sales last year. In the first quarter, net income from continuing operations totaled $240.2 million, versus $273.5 million in the first quarter of fiscal 2009. Earnings per share from continuing operations in the quarter were $1.70 (diluted, based on 141.2 million shares outstanding), compared to earnings per share from continuing operations of $1.94 (diluted, based on 140.8 million shares outstanding) last year.

Including discontinued operations, Precision Castparts’ net income for the first quarter of fiscal 2010 totaled $240.4 million, or $1.70 per share (diluted).

Business Highlights

Investment Cast Products: Investment Cast Products boosted operating margins to 29.1 percent of sales in the first quarter of fiscal 2010, compared to 25.3 percent of sales a year ago. The segment’s operations demonstrated their capacity for continued cost takeout and productivity improvements, achieving strong operating margins in the first quarter, despite reduced demand from destocking aerospace customers. First quarter sales were $488.7 million, versus sales of $597.7 million last year. Contractual material pass-through pricing decreased from $27.5 million last year to $10.7 million in this fiscal year’s first quarter. Segment operating income was $142.4 million for the quarter, compared to operating income of $151.0 million in the first quarter of fiscal 2009. Due to destocking and softening demand, Investment Cast Products’ aerospace volume decreased approximately 22 percent year over year, mitigated by increased component volume related to aftermarket growth and an expanding customer base in the segment’s industrial gas turbine (IGT) business.

Forged Products: Forged Products sales totaled $539.0 million in the first quarter of fiscal 2010, compared to sales of $816.5 million during the same period last year. Contractual material pass-through pricing and lower selling prices of external alloy sales from the segment’s three primary mills negatively impacted year-over-year sales in the quarter by approximately $78 million. Despite the segment’s high fixed cost base, Forged Products increased its operating margins year over year by 3.8 percentage points. The segment reported operating income and margins of $141.2 million, or 26.2 percent of sales, in the first quarter, compared to $182.8 million, or 22.4 percent of sales, in the first quarter of fiscal 2009. Sales declines were driven by lower aerospace volume, representing a drop of approximately 25 percent from the first quarter of last year, and continuing softening of the general industrial markets. Seamless pipe sales were stable year over year, with backlog holding steady at nearly $1 billion.

Fastener Products: Total Fastener Products sales were $351.8 million in the first quarter, compared to sales of $395.9 million last year. Despite the lower sales volume, operating income and margins increased to $114.0 million, or 32.4 percent of sales, in the first quarter, compared to operating income of $112.6 million, or 28.4 percent a year ago. The segment continued to identify cost and productivity opportunities throughout its operations to optimize the return on its assets and extract additional value. Despite major top-line challenges from aerospace destocking throughout its large commercial supply chain, significant cuts in regional/business aircraft production at several facilities, and general industrial market declines, Fastener Products demonstrated continued operational improvement. As the year progresses, the segment is well positioned for further aerospace opportunities.

“With solid operating contributions from each segment, our first quarter margins increased by 3.5 percentage points over last year despite the drop in sales volume,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “Every employee in this Company has demonstrated – and will continue to demonstrate – that we will seize all available opportunities and execute during challenging times. We attacked costs head-on and delivered record operating margins in an extremely tough environment, with still more areas to attack.

“In line with what we stated at the end of last quarter, inventory destocking across our aerospace operations was going to impact sales both in the first and second quarter,” Donegan said. “As we look beyond Q2, this situation stabilizes, with the order rate aligning more closely with the current build rates, and our aerospace sales returning close to pre-destocking levels by the end of the fiscal year.

“On the general industrial front, we also are seeing continued softness through the second quarter,” Donegan said. “However, many of these end markets appear to be bottoming, and our order book, complemented by some new product introductions, points toward a better second half. And even in this challenging environment, our IGT business continues to grow, and our seamless pipe operations are solid, with its backlog holding steady at just under $1 billion.

“Our balance sheet continues to be rock solid,” Donegan said. “Even after contributions of more than $190 million to our pension plans early in the first quarter, we increased our cash position. We believe that our strong capacity for cash generation will enable us to take advantage of attractive opportunities that will reap great long-term benefits.”

Precision Castparts Corp. is hosting a conference call to discuss the financial results above today at 7:00 a.m. Pacific Daylight Time. The dial-in information for audio access to (888) 656.7420, Access Code: 9817834. Dial *0 for technical assistance. In order to assure the conference begins in a timely manner, please dial in five to ten minutes prior to the scheduled start time.

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link: http://www.investorcalendar.com/IC/CEPage.asp?ID=128406. Access can also be gained through Precision Castparts Corp.’s corporate website: http://www.precast.com/PCC/CorpPres.html.

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power generation, and general industrial markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines. The Company is also a leading producer of highly engineered, critical fasteners for aerospace, and other general industrial markets and supplies metal alloys and other materials to the casting and forging industries.

Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the impact on the Company of customer labor disputes; demand, timing and market acceptance of new commercial and military programs; the availability and cost of energy, materials, supplies, and insurance; and the cost of pension benefits and post-retirement medical benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather or natural disasters; the availability and cost of financing; and implementation of new technologies and process improvement. Any forward-looking statements should be considered in light of these factors. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at GlobeNewswire’s website – http://www.globenewswire.com or PCC’s home page at http://www.precast.com.

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS 1

(Unaudited; in millions, except per share data)

	Three Months Ended
	June 28, 2009	June 29, 2008
Net sales	$1,379.5	$1,810.1
Cost of goods sold	911.9	1,286.0
Selling and administrative expenses	97.9	102.3
Interest expense	4.4	4.9
Interest income	(0.8)	(1.7)

Income before income taxes and noncontrolling interest	366.1	418.6
Provision for income taxes	125.9	145.1

Net income from continuing operations	240.2	273.5
Net income from discontinued operations	0.3	2.4

Net income	240.5	275.9
Less: Net income attributable to noncontrolling interests	(0.1)	(0.1)

Net income attributable to Precision Castparts Corp. (“PCC”) shareholders	$240.4	$275.8

Net income per common share attributable to PCC shareholders – basic:
Net income per share from continuing operations – basic	$1.71	$1.96
Net income per share from discontinued operations – basic	0.01	0.02

	$1.72	$1.98

Net income per common share attributable to PCC shareholders – diluted:
Net income per share from continuing operations – diluted	$1.70	$1.94
Net income per share from discontinued operations – diluted	—	0.02

	$1.70	$1.96

Average common shares outstanding:
Basic	140.1	139.2
Diluted	141.2	140.8

	Three Months Ended
	June 28, 2009	June 29, 2008
Sales by Segment
Investment Cast Products	$488.7	$597.7
Forged Products	539.0	816.5
Fastener Products	351.8	395.9

Total	$1,379.5	$1,810.1

Segment Operating Income (Loss) [2]
Investment Cast Products	$142.4	$151.0
Forged Products	141.2	182.8
Fastener Products	114.0	112.6
Corporate expense	(27.9)	(24.6)

Consolidated segment operating income	369.7	421.8
Interest expense	4.4	4.9
Interest income	(0.8)	(1.7)

Income before income taxes and noncontrolling interest	$366.1	$418.6

[1]	Reported results for the three months ended June 29, 2008 have been restated for discontinued operations.
[2]	Operating income represents earnings before interest and income taxes.

PRECISION CASTPARTS CORP.

SELECTED BALANCE SHEET AND CASH FLOW STATISTICS

(Unaudited; in millions)

	June 28, 2009	March 29, 2009
Cash and Debt Balances
Cash	$632.1	$554.5
Total Debt	$306.0	$306.3
Shareholders’ Equity	$5,237.8	$4,863.1
Total Debt, as % of Total Capitalization	5.5%	5.9%

Working Capital Items[1]
Receivables, Net	$813.1	$908.2
Inventories	1,303.0	1,230.5
Accounts Payable	498.5	602.8

Total	$1,617.6	$1,535.9

	Three Months Ended
	June 28, 2009	March 29, 2009
Selected Cash Flow Items[1]
Depreciation and Amortization	$36.8	$36.8
Capital Expenditures	$77.6	$55.2

[1]	Reported results exclude discontinued operations.